                                                                      Exhibit 12

                          ENRON CORP. AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                                 (In Thousands)
                                  (Unaudited)



                                           Six Months
                                             Ended                          Year Ended December 31,
                                           ----------------------------------------------------------------------------
                                            6/30/96       1995         1994           1993          1992         1991
                                           ----------------------------------------------------------------------------
Earnings available for fixed charges
   Net income                              $329,492     $519,694     $453,410      $332,522      $ 328,800     $232,146
   Less:
      Undistributed earnings and
       losses of less than 50% owned
       affiliates                            (6,571)     (13,505)      (9,453)      (20,232)       (32,526)      (8,890)
      Capitalized interest of
       nonregulated companies                (2,893)      (8,315)      (9,007)      (25,434)       (66,401)     (36,537)
   Add:
      Fixed charges (1)                     210,703      435,681      487,258       471,278        452,014      454,607
      Minority interest                      29,565       27,260       29,600        27,605         17,632        7,210
      Income tax expense                    170,478      310,264      190,081       148,104         88,630      105,859
                                           ----------------------------------------------------------------------------
          Total                            $730,774    1,271,079    1,141,889      $933,843      $ 788,149     $754,395
                                           ============================================================================

Fixed Charges
   Interest expense (1)                    $194,315     $385,995     $444,768      $436,211      $ 430,406     $425,945
   Rental expense representative of
    interest factor                          16,388       49,686       42,490        35,067         21,608       28,662
                                           ----------------------------------------------------------------------------
          Total                            $210,703     $435,681     $487,258      $471,278      $ 452,014     $454,607
                                           ============================================================================

Ratio of earnings to fixed charges             3.47         2.92         2.34          1.98           1.74         1.66
                                           ============================================================================


(1) Amounts exclude costs incurred on sales of accounts receivables.